Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 4q21 results, provides business update and announces 4q21 earnings call date

●	Expects 4Q21 operating income for Ocean Transportation to be $445.0 to $455.0 million
●	Expects 4Q21 operating income for Logistics to be $14.0 to $15.0 million
●	Expects 4Q21 net income and diluted EPS to be $365.2 to $382.4 million and $8.70 to $9.10, respectively
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Repurchased approximately 1.0 million and 2.5 million shares in 4Q21 and full year 2021, respectively
●	Announces fourth quarter earnings call date on February 17, 2022

HONOLULU, Hawaii (January 19, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary fourth quarter financial results, provides a business update and announces that its fourth quarter earnings call will be held on February 17, 2022.

“Matson finished off a strong year with continued improvement in economic and business trends in our markets driving solid performance in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services as volume for e-commerce, garments and other goods remained elevated. Continued strong demand for the China service was the primary driver of the increase in consolidated operating income year-over-year. Supply chain congestion remains the current issue in the Transpacific tradelane due to ongoing elevated consumption trends, U.S. domestic supply chain constraints, and inventory restocking. For 2022, we expect these conditions to remain largely in place through at least the October peak season and expect elevated demand for our China service for most of the year.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see strong demand with higher year-over-year volumes, including the benefit of an extra week, compared to the largely pandemic-reduced volumes in the year ago period. In Hawaii, we experienced elevated westbound freight demand as the state’s tourism and economy continued to rebound from the pandemic lows and the slowdown in tourism at the beginning of the quarter as a result of the state’s efforts to address the spread of the COVID-19 Delta variant. In Logistics, operating income increased year-over-year compared to the operating income achieved in the year ago period as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets. As a result, Matson expects fourth quarter operating income for Ocean Transportation of $445.0 to $455.0 million and Logistics operating income of $14.0 to $15.0 million. We also expect fourth quarter 2021 net income and diluted EPS to be $365.2 to $382.4 million and $8.70 to $9.10, respectively.”

Fourth Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended December 31, 2021 compared to the three months ended December 31, 2020 and on a FEU basis:

●	Hawaii container volume increased 10.4 percent primarily due to (i) higher retail and hospitality-related demand due to the continued rebound in tourism and the Hawaii economy and (ii) the benefit of an extra week, compared to the volume in the year ago period, which was negatively impacted by the state’s COVID-19 mitigation efforts, including restrictions on tourism;
●	Alaska volume increased 10.2 percent primarily due to the increase in volume from the Alaska-Asia Express, the benefit of an extra week, and higher southbound volume;
●	China volume was 32.7 percent higher primarily due to CCX volume and the benefit of an extra week. The total number of eastbound voyages in the China service, including the impact of an extra week, increased by 9 year-over-year;
●	Guam volume was 14.0 percent higher primarily due to higher retail-related demand compared to the volume in the year ago period; and
●	Other containers volume increased 14.3 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity, Debt and Share Repurchases

Matson’s cash and cash equivalents and total debt (presented before any reduction for deferred loan fees as required by GAAP) as of December 31, 2021 were approximately $280.0 million and $629.0 million, respectively.

During the fourth quarter of 2021, Matson repurchased approximately 1.0 million shares for a total cost of $84.5 million. Since the commencement of the share repurchase program on August 3, 2021 to December 31, 2021, Matson repurchased approximately 2.5 million shares for a total cost of $200.1 million. As of December 31, 2021, the Company had approximately 0.5 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on February 17, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Thursday, February 17, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through February 24, 2022 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3023619. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, operating income, income tax deductions, net income, earnings per share, supply chain congestion, consumption trends, U.S. domestic supply chain constraints, inventory restocking, demand for Matson’s China service, demand conditions, demand for e-commerce, garments and other goods, duration of CCX service, tourism levels, unemployment rates, COVID-19 variants, and economic recovery and drivers in Hawaii, Alaska and Guam. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including regulations related to greenhouse gas emissions and other environmental laws and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.